UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2009
R.H. DONNELLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-07155 (Commission File Number)	13-2740040 (IRS Employer Identification No.)

1001 Winstead Drive, Cary NC (Address of principal executive offices)	27513 (Zip Code)
Registrant’s telephone number,
including area code:
(919) 297-1600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On May 14, 2009, R.H. Donnelley Corporation (the “Company”) issued a press release announcing that it has entered into forbearance agreements with certain of its bondholders and bank lenders (the “Forbearance Agreements”) with respect to the consequences of the expiration of the 30-day grace period relating to a $55 million interest payment on one series of the Company’s senior unsecured notes. The relevant interest payment was due April 15, 2009 and the 30-day grace period for such payment expired on May 15, 2009. The bondholders and bank lenders party to the Forbearance Agreements agreed not to pursue their rights and remedies under the Company’s and its subsidiaries’ applicable debt agreements relating to such interest payment through May 28, 2009.
     The Company also said that it would exercise a 30-day grace period on an aggregate of approximately $78 million in interest payments due on May 15, 2009 on four series of notes issued by its subsidiaries, the 11.75 percent Senior Notes due 2015 of R.H. Donnelley Inc., the 8 percent Notes due 2013 and 9 percent Discount Notes due 2013 of Dex Media, Inc. and the 5 7/8 percent Senior Notes due 2011 of Dex Media West LLC, while it continues to have discussions with ad hoc steering committees representing certain of its bondholders and bank lenders.
     The Company said the missed interest payments on the subsidiary notes do not constitute events of default under the bond indentures or any of its or its subsidiaries’ other debt agreements unless R.H. Donnelley Inc., Dex Media, Inc. or Dex Media West LLC fails to make the payment within 30 days of the due date, absent an extension.
     While the Company remains optimistic that it will be successful in its discussions with the ad hoc steering committees, there can be no guarantee of that outcome.
     A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
          The following exhibit is filed with this report:

Exhibit No.	Exhibit Description

99.1	Press Release of R. H. Donnelley Corporation issued May 14, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R.H. Donnelley Corporation
By:	/s/ Mark W. Hianik
	Name:	Mark W. Hianik
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: May 18, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of R.H. Donnelley Corporation issued May 14, 2009.

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